Exhibit 99.11

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time and including any and all written instructions given to the Escrow Agent (hereinafter defined) pursuant hereto, this “Agreement”) is made and entered into as at May 14, 2013, by and among WP X Biologics LLC, a Delaware limited liability company (“Party A”), Ms. Lin Ling Li, a Hong Kong resident with Hong Kong ID number of R330968(0) (“Party B”, and together with Party A, referred to individually as a “Party” and collectively as the “Parties”), and JPMorgan Chase Bank, N.A., Hong Kong Branch (the “Escrow Agent”).

WHEREAS, the Parties have entered into a share purchase agreement dated April 29, 2013 in relation to the acquisition of certain interests of China Biologic Products, Inc. (the “Underlying Agreement”) and wish to jointly appoint the Escrow Agent to provide certain services to the Parties as set out in this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	Appointment

The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.	Escrow Document

2.1	Party B agrees to deposit with the Escrow Agent at Closing (as defined in the Underlying Agreement) a sealed envelope (the “Escrow Document”) labeling a share certificate representing 1,479,704 shares of the common stock of China Biologic Products, Inc. (“CBPO”) registered under the name of Party B (the “Escrowed Shares”). After receipt of the Escrow Document, the Escrow Agent shall promptly deliver to Party B an original of written receipt confirming the receipt of the Escrow Document, and to Party A a photocopy of such written receipt.

2.2	In the event of any reorganization or reclassification of common stock of CBPO or consolidation or merger of CBPO with another corporation or any other similar event (each a “Stock Reorganization Event”), the parties hereto shall take all necessary actions to replace the share certificate deposited with the Escrow Agent under Section 2.1 with a new share certificate (the “Replacing Share Certificate”) representing the shares held by Party B as a result of a Stock Reorganization Event equivalent to the 1,479,704 shares previously held by Party B as referred to under Section 2.1. All references herein to the Escrow Document thereafter shall refer to the Replacing Share Certificate.

2.3	The Escrow Agent shall hold the Escrow Document on the terms and subject to the conditions of this Agreement.

2.4	The Escrow Agent shall not be required to use any special security measures beyond the usual measures it would use for the security of its own documents in the place where the Escrow Document will be held.

3.	Disposition and Termination

3.1	Subject to following the procedures set forth in Section 3.2 below, upon delivery of a written notice (the “Release Notice”) jointly signed by the Parties, the Escrow Agent shall release the Escrow Document to Party B or deliver the Escrow Document to the transfer agent of the common stock of CBPO (the “Transfer Agent”) by courier, in each case in accordance with the instruction provided in the Release Notice. The Parties acknowledge and agree to hold Escrow Agent harmless by delivering the Escrow Document by courier, and the Escrow Agent is not responsible to any loss in transit or the like by way of courier delivery.

3.2	Notwithstanding any other provisions in this Agreement, the Escrow Agent shall forthwith upon receiving any joint written notice signed by both Parties in respect of any Escrowed Shares (“Instruction”), deliver to each Party a written notice (“Notice”) attaching a copy of the Instruction.

(i)	In the event that the Escrow Agent does not receive any objection to the Instruction from either Party within ten (10) Business Days after its delivery of the Notice, the Escrow Agent is authorized to act in accordance with the Instruction.

(ii)	In the event that the Escrow Agent receives any objection to the Instruction from either Party within ten (10) Business Days after its delivery of the Notice, the Escrow Agent shall refrain from taking any action and shall keep the Escrow Document in custody until (a) a final and non-appealable order or judgment of a court of competent jurisdiction has been made in respect of the Instruction, in which case the Escrow Agent shall act in accordance with such order or judgment; or (b) the Escrow Agent shall be given a joint instruction in writing by both Parties, in which case the Escrow Agent shall take actions in accordance with the provisions in the leading paragraph of this Section 3.2.

3.3	Upon the delivery of the Escrow Document by the Escrow Agent to Party B or any third party as jointly directed by the Parties, this Agreement and the duties and obligations of the Escrow Agent under this Agreement shall terminate.

3.4	Sections 6, 7, 8, 9 and this Section 3.4 shall survive the termination of this Agreement.

4.	Escrow Agent

4.1	The Escrow Agent shall have only those duties as are specifically and expressly provided herein (and no implied duties), which shall be deemed purely ministerial in nature, and shall under no circumstances be deemed a trustee or fiduciary for the Parties. For the avoidance of doubt, the Escrow Agent shall have no right, power or authorization to exercise any right attached to the Escrowed Shares. In no event shall the title to any Escrowed Shares pass to the Escrow Agent. So long as and to the extent Party B remains the holder of Escrowed Shares in the register of shareholders maintained by the Transfer Agent, any and all title and rights to, and interest in, the Escrowed Shares shall remain with Party B and Party B shall be entitled to receive all dividends, distributions and any other sums which are or may become payable or paid to Party B with respect to the Escrowed Shares. The Escrow Agent shall be neither responsible for, nor chargeable with knowledge of, or have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties in connection herewith, if any, including without limitation the Underlying Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with the Underlying Agreement, nor shall any additional obligations of the Escrow Agent be inferred from the terms of the Underlying Agreement, even though reference thereto may be made in this Agreement.

4.2	In the event of any conflict between the terms and provisions of this Agreement and those of the Underlying Agreement or any other agreement among the Parties, the terms and conditions of this Agreement shall control.

4.3	Subject to Section 11, the Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person(s) without inquiry and without requiring substantiating evidence of any kind. Subject to Section 11, the Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such notice, document, instruction or request.

Notwithstanding any other term to the contrary, the Escrow Agent shall have no duty to collect or deliver the Escrow Document other than by accepting a sealed packet from Party B and delivering the same per the terms herein, in each case at the address of the Escrow Agent as specified in this Agreement, nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy, existence, identity or correctness of the Escrow Document delivered to the Escrow Agent hereunder.

This document contains information that is confidential and the property of J.P. Morgan Chase & Co. or its affiliates. It may not be copied, published or used, in whole or in part, for any purpose other than as expressly authorised by J.P. Morgan Chase & Co. or its affiliates.

© J.P. Morgan Chase & Co. 2010. All Rights Reserved

Under no circumstances shall the Escrow Agent be taken to have any knowledge of the contents of the Escrow Document.

4.4	The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Parties irrevocably authorize the Escrow Agent, without further notice to or consent from any of the Parties, to disclose information relating to any of the Parties or the Escrow Document to such agent or affiliate without further notice to or consent from any of the Parties. For the purpose of this Agreement, “affiliated entities” means any subsidiaries, branches or sub-branches of the Escrow Agent.

4.5	The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons.

4.6	In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party which, in its opinion, are insufficient or incomplete or conflict with any of the provisions of this Agreement or any applicable law, rule, regulation, order, ruling or directive, or any rule, policy, code, requirement or determination of any government, regulatory or self-regulatory body or market practice, the Escrow Agent shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held by it in custody until it shall be given a joint direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of the Escrow Agent after it has performed its obligations under Section 3.2, or by a final and non-appealable order or judgment of a court of competent jurisdiction.

4.7	The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same.

4.8	The Escrow Agent may engage or be interested in any financial or other transaction and engage in any kind of business with either or both of the Parties or affiliate(s) thereof, and may act on the instructions of, or as depositary, trustee or agent for, any committee or body of holders of obligations of such Party or such affiliate(s), as freely as if it were not the Escrow Agent hereunder. The Escrow Agent may accept fees or other consideration in connection with such transactions or business or for providing services in connection with the Escrow Document or the Underlying Agreement without having to account to Party A or Party B.

4.9	The Escrow Agent shall not be liable to any Party, any beneficiary or other person for refraining from acting upon any instruction related to the transfer of Escrow Document, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 11 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required thereunder.

4.10	The rights and remedies of the Escrow Agent set forth in this Agreement shall be cumulative, and not exclusive, of any rights and remedies available to it at law or equity or otherwise.

5.	Resignation

5.1	The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving the Parties thirty (30) days advance notice of such resignation in writing and specifying a date when such resignation shall take effect (the “Effective Resignation Date”).

5.2	The Escrow Agent’s sole responsibility on or after the Effective Resignation Date shall be to hold the Escrow Document and to deliver the same to (i) a successor escrow agent, if any, designated by the Parties or (ii) any Party or the Parties, in each case as notified by the Parties in writing to the Escrow Agent in accordance with this Agreement, at which time of delivery this Agreement and the Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 3.4.

This document contains information that is confidential and the property of J.P. Morgan Chase & Co. or its affiliates. It may not be copied, published or used, in whole or in part, for any purpose other than as expressly authorised by J.P. Morgan Chase & Co. or its affiliates.

© J.P. Morgan Chase & Co. 2010. All Rights Reserved

5.3	If, prior to the Effective Resignation Date, the Parties have failed to appoint a successor escrow agent, or instruct the Escrow Agent to deliver the Escrow Document to any Party in accordance with paragraph (ii) of Section 5.2 above, the Escrow Agent may, at any time on or after the Effective Resignation Date, appoint a successor escrow agent of its own choice. Any such appointment shall be binding upon all of the parties hereto and the Escrow Agent shall deliver the Escrow Document to the successor escrow agent so appointed (at the risk of the Parties), at which time of delivery this Agreement and the Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 3.4.

6.	Compensation and Reimbursement

6.1	Party A agrees to pay the Escrow Agent upon execution of this Agreement and from time to time thereafter compensation for the services to be rendered hereunder along with any fees or charges levied by any governmental authority which the Escrow Agent may impose, charge or pass-through, which unless otherwise agreed in writing shall be as described in Schedule 2 attached hereto and reimburse the Escrow Agent for all expenses arising out of or incurred in connection with or in order to comply with, the terms of this Agreement or any applicable legal, tax, accounting or regulatory requirements (including, without limitation, any fees of counsel, accountants or skilled persons pursuant to Section 4.5 and any costs and expenses incurred in making disclosure pursuant to Section 9.2) forthwith on receipt of an invoice detailing the same. All such fees and expenses may be charged, at the Escrow Agent’s discretion, to any account Party A may hold with the Escrow Agent. If Party A fails to make any payment due to the Escrow Agent hereunder on the due date for payment, interest on the unpaid amount shall accrue daily from the due date to the date of actual payment at a rate of LIBOR plus 2% per annum. For the purposes of this Section, “LIBOR” means the rate at which overnight deposits in the relevant currency and in an amount comparable to the relevant unpaid amount referred to in this Section 6.1 are offered by the Escrow Agent to prime banks in the London Inter bank market at or about 11 a.m. London time on each business day in London.

6.2	All compensation, reimbursement and other amounts payable by Party A under this Agreement shall be paid without setoff and without deduction for any withholding, value-added or other similar taxes, charges, fees or assessments. Party A shall indemnify the Escrow Agent on an after-tax basis against the full amount of any taxes (including, but not limited to stamp duty), fees, expenses, assessments or other charges paid by the Escrow Agent and any losses arising therefrom or with respect thereto, relating to or in connection with any amounts payable under this Agreement whether or not such taxes, fees, expenses, assessments or other charges were correctly or legally asserted. If Party A shall be required by any applicable law to make any deduction or withholding on account of taxes with respect to any amount payable under this Agreement, then it shall (i) pay such additional amounts so that the net amount received by the Escrow Agent of such payment is not less than the amount which the Escrow Agent would have received had no such deduction or withholding been made; and (ii) promptly deliver to the Escrow Agent all tax receipts evidencing payment of taxes so deducted or withheld.

6.3	On termination pursuant to Section 3.3 or resignation pursuant to Section 5.1, where Party A holds account(s) with the Escrow Agent, the Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses that the Escrow Agent reasonably believes it may incur in connection with the termination of, or its resignation as Escrow Agent under, this Agreement.

6.4	The obligations contained in this Section 6 shall survive the termination of this Agreement and the resignation, replacement or removal of the Escrow Agent.

This document contains information that is confidential and the property of J.P. Morgan Chase & Co. or its affiliates. It may not be copied, published or used, in whole or in part, for any purpose other than as expressly authorised by J.P. Morgan Chase & Co. or its affiliates.

© J.P. Morgan Chase & Co. 2010. All Rights Reserved

7.	Liability

7.1	None of the Escrow Agent, its affiliated entities, or any of their respective directors, officers and employees shall be liable to any Party for any loss, damage or expense suffered or incurred by any Party as a direct or indirect result of:

(i)	any act, omission or insolvency of any settlement system or person not affiliated with the Escrow Agent; or

(ii)	any forces beyond the control of the Escrow Agent, including, but not limited to, acts of God, fire, war, terrorism, floods, strikes, electrical outages or equipment or transmission failures.

7.2	Any liability of the Escrow Agent under this Agreement will be limited to the amount of fees paid to the Escrow Agent.

7.3	Subject to Sections 7.1 and 7.2, neither the Escrow Agent nor any of its directors, officers or employees shall be liable for any action taken, suffered or omitted to be taken by it (including, without limitation, loss, destruction or mis-delivery of the Escrow Document) except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to either Party. Nevertheless, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage or is taken to know of the identity or content of the Escrow Document and regardless of the form of action.

8.	Indemnity

8.1	The Parties shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, managers, attorneys, accountants, experts, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, costs and expenses (including, without limitation, the fees and expenses of in house or outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Losses”) arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Agreement, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee(s), except in the case of any Indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of such Indemnitee, (ii) its following any instructions or other directions from any Party in accordance with this Agreement, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof, or (iii) reliance by the Escrow Agent on any written notice, document, instruction or request jointly supplied by or on behalf of both Parties.

8.2	The indemnity obligations contained in this Section shall survive the termination of this Agreement and the resignations, replacement or removal of the Escrow Agent.

This document contains information that is confidential and the property of J.P. Morgan Chase & Co. or its affiliates. It may not be copied, published or used, in whole or in part, for any purpose other than as expressly authorised by J.P. Morgan Chase & Co. or its affiliates.

© J.P. Morgan Chase & Co. 2010. All Rights Reserved

9.	Document Escrow and Disclosure of Information

9.1	Important Information about Procedures for engaging the services of Escrow Agent. To help in the fight against the funding of terrorism and money laundering activities, the Escrow Agent is required along with all financial institutions to obtain, verify, and record information that identifies each person to whom it provides services under this Agreement. When and at any time after any Party enters into this Agreement, the Escrow Agent will ask for and that Party shall provide all information that will allow the Escrow Agent and/or any of its affiliated entities to identify that Party (and any relevant underlying beneficiaries) and to comply with all applicable law, rules, regulations guidelines and codes of conduct (including those issued by the Hong Kong Monetary Authority).

9.2	Disclosure of Information. The Parties irrevocably authorize the Escrow Agent and its affiliated entities, without further notice to or consent from any of the Parties, and whether during the continuance of or after the termination of this Agreement, to make the required disclosure of information relating to any of the Parties, the Underlying Agreement and the Escrow Document to (i) any proposed successor escrow agent; (ii) any of their respective auditors, regulators or legal advisers, (iii) to any party that, in the Escrow Agent’s opinion, is necessary or desirable for the purpose of allowing the Escrow Agent to perform its duties and to exercise its powers and rights hereunder, and (iv) any relevant authorities (including, without limitation, the Securities and Futures Commission and the Hong Kong Monetary Authority) or as otherwise required by any applicable law, court or legal process, and to provide the relevant entities or authorities or court (as the case may be) with all such documents (or copies thereof) in the Escrow Agent’s possession as may be requested.

Without limiting any other right the Escrow Agent may have, each Party agrees that the Escrow Agent may disclose customer information and data in and outside Hong Kong to the persons listed in the Notice relating to Personal Data (Privacy) Ordinance or such other notice or document that the Bank may provide to the Parties from time to time (the “PDPO Notice”) for the purposes listed in the PDPO Notice. Insofar as information provided by the Parties includes the personal data of individuals connected to the Parties, each Party represents and warrants that it has obtained sufficient informed consent from the relevant individuals, as required by applicable law for the purpose of enabling the Escrow Agent to disclose such personal data in the circumstances described in the PDPO Notice and will provide the Escrow Agent with such consent as and when requested by the Escrow Agent. Each Party consents to the use, transfer, disclosure and storage of data relating to it in the manner described in the PDPO Notice.

The Parties shall have the right to file this Agreement with and/or disclose the terms and conditions hereof to the applicable governmental authorities or regulatory bodies (including without limitation the Securities Exchange Commission of the United States), and the stock exchange on which CBPO’s common stock is listed.

9.3	Tax Matters. Where either Party holds an account with the Escrow Agent, the Escrow Agent, at its discretion, is authorized to deduct or withhold any sum on account of any Tax required or which in its view is required to be so deducted or withheld or for which it is in its view liable or accountable by law or practice of any relevant revenue authority of any jurisdiction and, in each case, in accordance with the Escrow Agent’s usual and customary business practice. In this Agreement, “Tax” means all present and future taxes, levies, imposts or duties (including value added taxes and stamp duties) whatsoever and wheresoever imposed. The Escrow Agent is not responsible for the preparation or filing of any income, franchise or any other tax returns with respect to income earned or other transactions effected in relation to the Escrow Document or any account held by any Party. The Escrow Agent shall have no responsibility for making reclaims of Tax on behalf of any of the Parties.

This document contains information that is confidential and the property of J.P. Morgan Chase & Co. or its affiliates. It may not be copied, published or used, in whole or in part, for any purpose other than as expressly authorised by J.P. Morgan Chase & Co. or its affiliates.

© J.P. Morgan Chase & Co. 2010. All Rights Reserved

10.	Notices and communications/instructions

10.1	All communications hereunder shall be in writing and except for communications from the Parties related to the transfer of Escrow Document (all of which shall be specifically governed by Section 11 below), shall be deemed to be duly given after it has been received and the receiving party has had a reasonable time to act upon such communication if it is sent or served:

(i)	by facsimile;

(ii)	by overnight courier; or

(iii)	by prepaid registered mail, return receipt requested,

to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

10.2	All communications/instructions made to Party A, Party B or the Escrow Agent pursuant to this Agreement will be made in accordance with the contact details as shown below:

If to Party A	c/o Warburg Pincus LLC
450 Lexington Avenue
New York, NY 10017
Telephone: +1-212-878-0600
Fax: +1-212-878-9200
Attention: Timothy J. Curt

If to Party B	10B NANFU Building
Lakeside Park, 66 Hubin Road
Fuzhou, 350001
People’s Republic of China
Telephone: +86-13809555353 / +852-64893957
Fax: +86-591-83772219
Attention: Ms. Lin Ling Li

If to the Escrow Agent	c/o JPMorgan Chase Bank, N.A.
54/F, One Island East
18 Westlands Road, Hong Kong
Attention: Escrow Department
Fax No.: +852 5808 0639 / +852 2167 8603

10.3	Notwithstanding Sections 10.1 and 10.2:

(i)	in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office; and

(ii)	in the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.

10.4	For the purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

11.	Security Procedures

11.1	Notwithstanding anything to the contrary as set forth in Section 10, any instructions related to the transfer of Escrow Document may be given to the Escrow Agent only by confirmed facsimile (notwithstanding Section 10) and shall be irrevocable, and no instruction related to the transfer of Escrow Document shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile at the number provided to the Parties by the Escrow Agent in accordance with Section 10 and as further evidenced by a confirmed transmittal to that number. Any transfer instruction must include one of the authorized signatures of each Party set out in Part A of Schedule 1 hereto. The Escrow Agent is authorized to act upon that instruction if the actual or purported signature, regardless of how or by whom affixed, resembles the specimens set out therein.

This document contains information that is confidential and the property of J.P. Morgan Chase & Co. or its affiliates. It may not be copied, published or used, in whole or in part, for any purpose other than as expressly authorised by J.P. Morgan Chase & Co. or its affiliates.

© J.P. Morgan Chase & Co. 2010. All Rights Reserved

11.2	In the event any communication/instruction is given, the Escrow Agent is authorized but shall be under no duty to seek confirmation of such communication/instruction by telephone call-back to any one or more of the persons designated in Part B of Schedule 1, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The Escrow Agent, at its discretion, may make recordings and retain such recordings of telephone conversation. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent, and shall be effective only after the Escrow Agent has had a reasonable opportunity to act on such changes.

12.	Parties’ Representations, Warranties and Undertakings

Each of the Parties hereby represents, warrants and undertakes (as the case may be) to the Escrow Agent on a continuing basis that:

(a)	it is duly incorporated, established or constituted (as the case may be) and validly existing under the laws of its country of incorporation, establishment or constitution (as the case may be);

(b)	it is duly authorised and has taken all necessary action to allow it to enter into and perform this Agreement and the transactions contemplated under this Agreement;

(c)	it has obtained all authorisations of any governmental authority or regulatory body required in relation to it in connection with this Agreement and such authorisations remain in full force and effect;

(d)	the execution, delivery and performance of and the transactions to be effected under this Agreement will not violate (i) any law or regulation applicable to it, (ii) its constitutional documents (as applicable), or (iii) any agreement by which it is bound or by which any of its assets are affected;

(e)	it will keep this Agreement confidential and, other than where disclosure is required by applicable law, court or legal process, or regulation, or will only disclose it (or any part of it) with the prior consent of the Escrow Agent;

(f)	other than the Escrowed Shares, the Escrow Document does not include any documents or instruments which constitute or evidence title to shares, derivatives, instruments payable to bearer, negotiable instruments or any other securities or financial products (whether bearer securities, certificated securities or otherwise); and

(f)	the Escrow Document does not include any documents or instruments which are unique documents and the Escrow Document is capable of being replaced without material cost or loss to the Parties in the event that it is lost, stolen or destroyed if Escrow Agent certifies such event.

13.	Compliance with Court Orders

In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

This document contains information that is confidential and the property of J.P. Morgan Chase & Co. or its affiliates. It may not be copied, published or used, in whole or in part, for any purpose other than as expressly authorised by J.P. Morgan Chase & Co. or its affiliates.

© J.P. Morgan Chase & Co. 2010. All Rights Reserved

14.	Miscellaneous

14.1	The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only in writing signed by the Escrow Agent and the Parties.

14.2	Subject to Section 14.3, neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party without the prior consent of all of the other parties hereto.

14.3	Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, shall be party to this Agreement as Escrow Agent, and shall succeed to all rights and obligations of the Escrow Agent under this Agreement, without consent by, notice to or other further act by any of the Parties unless such consent, notice or act is required by any applicable law and may not be waived by the relevant Party or Parties. Each of the Parties agrees that if the Escrow Agent transfers its escrow business (or a business division of which the escrow business forms part) to another entity, it authorizes the Escrow Agent as its agent to sign an agreement with such entity in substantially the same form as this Agreement to procure that such agent be the successor Escrow Agent and succeeds to all rights and obligations of the Escrow Agent under this Agreement.

14.4	This Agreement shall be governed by and construed under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Each Party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the exclusive jurisdiction of the courts located in Hong Kong. To the extent that in any jurisdiction any Party may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, each party hereto irrevocably agrees not to claim, and it hereby waives, such immunity.

14.5	At any time after the date of this Agreement each of the Parties shall, at the reasonable request of the Escrow Agent and at the cost and expense of the relevant Party or Parties, execute or procure the execution of such document(s) and/or do or procure the doing of such acts and things as the Escrow Agent may in its absolute discretion deem necessary or desirable for the purpose of carrying out any of its obligations under this Agreement.

14.6	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.7	If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written.

14.8	Except as expressly provided in Sections 8 and 14.3 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or the Escrow Document.

This document contains information that is confidential and the property of J.P. Morgan Chase & Co. or its affiliates. It may not be copied, published or used, in whole or in part, for any purpose other than as expressly authorised by J.P. Morgan Chase & Co. or its affiliates.

© J.P. Morgan Chase & Co. 2010. All Rights Reserved

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

duly authorized for and on behalf of WP X BIOLOGICS LLC

as Party A

Signature:	/s/ Timothy J. Curt

Printed Name:	Timothy J. Curt

LIN LING LI

as Party B

Signature:	/s/ Lin Ling Li

Printed Name:	Lin Ling Li

duly authorized for and on behalf of JPMORGAN CHASE BANK, N.A.

as Escrow Agent

Signature:	/s/ Ryan C. P. Lee

Printed Name:	Ryan C. P. Lee